EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation:

We consent to use of our report dated June 21, 2016 with respect to the statements of net assets available for benefits of the Chemical Financial Corporation 401(k) Savings Plan as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015 included in the Annual Report (11-K) for the year ended December 31, 2015.

/s/ Andrews Hooper & Pavlik P.L.C.

Saginaw, Michigan
May 10, 2017